As filed with the Securities And Exchange Commission on June 18, 2008

Registration No. 333-100143

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRUDENTIAL PLC

England and Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Laurence Pountney Hill

London EC4R 0HH

United Kingdom

(Address of Principal Executive Offices)

The Prudential Group Performance Share Plan
The Prudential Business Unit Performance Plan
The Prudential-Jackson National Life U.S. Performance Share Plan

(Full Title of the Plan)

Jackson National Life Insurance Company

1 Corporate Way

Lansing, Michigan 48951
Attention: General Counsel

 (Name and Address of Agent for Service)

(517) 381-5500

(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Brigid Rentoul, Esq.

Linklaters LLP

One Silk Street

London, EC2Y 8HQ, England

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares to be issued under The Prudential Group Performance Share Plan	1,255,000	$12.43	$15,599,650	$613.07
Ordinary shares to be issued under The Prudential-Jackson National Life U.S. Performance Share Plan	2,745,000	$12.43	$34,120,350	$1,340.93

(1)              Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. Such estimate has been computed based on the average of the high and low sales prices for ADRs of Prudential plc (each representing two ordinary shares) on the New York Stock Exchange on June 12, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Post-Effective Amendment No. 2 to the Registration Statement (defined below) has been filed to increase the number of ordinary shares of Prudential plc (the “Registrant”) registered for issuance under (i) The Prudential-Jackson National Life U.S. Performance Share Plan (the “2002 Plan”) from 5,550,000 to 8,295,000 ordinary shares and (ii) The Prudential Group Performance Share Plan (the “2006 Group Plan”) from 3,000,000 to 4,255,000 ordinary shares.

A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on September 26, 2002 (Registration No. 333-100143) (the “Registration Statement”), to register 5,550,000 ordinary shares of the Registrant for issuance under the 2002 Plan.  Post-Effective Amendment No. 1 to the Registration Statement was filed on May 23, 2006, to register 3,000,000 ordinary shares of the Registrant for issuance under the 2006 Group Plan and to register 4,500,000 ordinary shares of the Registrant for issuance under The Prudential Business Unit Performance Plan (together with the 2002 Plan and the 2006 Group Plan, the “Plans”).

The Registration Statement, as amended, registers a total of 17,050,000 ordinary shares granted or to be granted or deliverable upon exercise of options granted or to be granted under the Plans.

The contents of the Registration Statement and Post-Effective Amendment No. 1 to the Registration Statement are otherwise incorporated by reference into this Post-Effective Amendment No. 2 to the Registration Statement, except as described herein. Required consents and signatures are included in this amendment.

Item 8.  Exhibits

Exhibit No.
3	Memorandum and Articles of Association of Prudential plc

4	The Prudential-Jackson National Life U.S. Performance Share Plan*

4.1	The Prudential Group Performance Share Plan**

4.2	The Prudential Business Unit Performance Plan**

23	Consent of KPMG Audit plc

24	Power of Attorney***

* Previously filed as an exhibit to the Registration Statement.

** Previously filed as an exhibit to Post-Effective Amendment No.1 to the Registration Statement.

*** Previously included on the signature page of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on June 18, 2008.

PRUDENTIAL PLC

By:	/s/ Mark Tucker
Name:	Mark Tucker
Title:	Group Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on June 18, 2008.

Name	Title

/s/ David Clementi	Chairman
Sir David Clementi

/s/ Mark Tucker	Group Chief Executive, Director
Mark Tucker	(Principal Executive Officer)

/s/ Cheick Tidjane Thiam	Chief Financial Officer, Director
Cheick Tidjane Thiam	(Principal Financial and Accounting Officer)

/s/ Clark Manning	President and Chief Executive of Jackson
Clark Manning	National Life, Director

/s/ Michael McLintock	Chief Executive of M&G, Director
Michael McLintock

/s/ Nicholas Prettejohn	Chief Executive of Prudential’s UK and
Nicholas Prettejohn	European Insurance Business, Director

/s/ Barry Stowe	Chief Executive of Prudential
Barry Stowe	Corporation Asia, Director

/s/ Winfried Bischoff	Non-Executive Director
Sir Winfried Bischoff

/s/ Keki Dadiseth	Non-Executive Director
Keki Dadiseth

Name	Title

/s/ Michael Garrett	Non-Executive Director
Michael Garrett

/s/ Ann Godbehere	Non-Executive Director
Ann Godbehere

/s/ Bridget Macaskill	Non-Executive Director
Bridget Macaskill

/s/ Kathleen O’Donovan	Non-Executive Director
Kathleen O’Donovan

/s/ James Ross	Senior Independent Non-Executive Director
James Ross

/s/ Lord Turnbull	Non-Executive Director
Lord Turnbull

/s/ Clark Manning	Jackson National Life Insurance Company
Clark Manning	Authorized US Representative